Exhibit 10.7
FLOWSERVE CORPORATION
THIRD AMENDMENT TO CREDIT AGREEMENT
FIRST AMENDMENT TO PLEDGE AGREEMENT
          This THIRD AMENDMENT TO CREDIT AGREEMENT and FIRST AMENDMENT TO PLEDGE AGREEMENT (this “Amendment”) is dated as of August 7, 2007 and entered into by and among Flowserve Corporation, a New York corporation (“Company”), the financial institutions party hereto and Bank of America, N.A., a national banking association, as administrative agent for Lenders (in such capacity, “Administrative Agent”), and, solely for purposes of Sections 2 and 3 hereof, the Credit Support Parties (as defined in Section 3 hereof), and is made with reference to (i) that certain Credit Agreement dated as of August 12, 2005, as amended to the date hereof (as so amended, the “Credit Agreement”), by and among Company, the financial institutions from time to time party thereto (collectively, “Lenders” and individually, a “Lender”), Bank of America, N.A., as Swingline Lender, Administrative Agent and Collateral Agent for Lenders, and Banc of America Securities, LLC, and Merrill Lynch Capital Corporation, as Joint Lead Arrangers, and (ii) that certain Pledge Agreement dated as of August 12, 2005, as amended or supplemented as of the date hereof (as so amended or supplemented, the “Pledge Agreement”), by and among Company, each Subsidiary of Company party thereto and Bank of America, N.A., as collateral agent for the Secured Parties. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.
RECITALS
          WHEREAS, Company and Lenders desire to amend the Credit Agreement on, and subject to, the terms, conditions and agreements set forth herein, to (i) reduce interest rates applicable to the Revolving Loans, (ii) to extend the maturity of the Revolving Loans and (iii) make certain other amendments as set forth below;
          WHEREAS, Company and the Credit Support Parties desire to amend the Pledge Agreement on, and subject to, the terms, conditions and agreements set forth herein, to clarify that a pledge of equity of a Foreign Subsidiary is not required to the extent that to do so would cause adverse tax consequences to the Company; and
          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
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          Section 1. AMENDMENTS TO THE CREDIT AGREEMENT
1.1	Amendments to Article 1: Definitions
          A. Section 1.01 of the Credit Agreement is hereby amended by adding to Section 1.01 the following definitions, which shall be inserted in proper alphabetical order:
     ”Third Amendment” means that certain Third Amendment to this Agreement dated as of August 7, 2007.
     ”Third Amendment Effective Date” has the meaning assigned to that term in the Third Amendment, provided that such date shall be no later than August 7, 2007.
          B. The definition of “Applicable Percentage” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the last four columns of the table contained therein under the headings “Euro Rate Spread — Revolving Loans”, “Financial Letters of Credit”, “Performance Letters of Credit” and “Commitment Fee”, and inserting the following additional table immediately thereafter:

	Euro Rate
	Spread –	Financial	Performance
	Revolving	Letters of	Letters of	Commitment
Leverage Ratio	Loans	Credit	Credit	Fee
Category 1 Greater than or equal to 2.75 to 1.00	1.50%	1.50%	0.75%	0.35%
Category 2 Greater than or equal to 2.00 to 1.00 but less than 2.75 to 1.00	1.25%	1.25%	0.625%	0.30%
Category 3 Greater than or equal to 1.25 to 1.00 but less than 2.00 to 1.00	1.00%	1.00%	0.50%	0.25%
Category 4 Less than 1.25 to 1.00	0.875%	0.875%	0.4375%	0.20%
          C. The definition of “Asset Sale” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the last sentence of such definition.
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          D. The definition of “Consolidated EBITDA” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the phrase “redemption of the Subordinated Notes” in clause (v) thereof and substituting “repayment of Indebtedness” therefor.
          E. The definition of “Capital Expenditures” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting clause (i) of the proviso contained therein and substituting the following therefor: “(i) net cash proceeds of Asset Sales reinvested in productive assets of a kind then used or usable in the business of the Company and its Subsidiaries and”.
          F. The definition of “Excess Cash Flow” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.
          G. The definition of “Incremental Receivables Program Indebtedness” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.
          H. The definition of “Net Cash Proceeds” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.
          I. The definition of “Net Insurance/Condemnation Proceeds” set forth in Section 1.01 of the Credit Agreement is hereby amended by (i) substituting “$50,000,000” for “$5,000,000” therein, and (ii) substituting “360” for “270” in clauses (x) and (y) thereof.
          J. The definition of “New Unsecured Debt” set for in Section 1.01 of the Credit Agreement is hereby amended by deleting clause (iv) thereof in its entirety and renumbering the remaining clauses set forth therein.
          K. The definition of “Revolving Credit Maturity Date” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
          ”Revolving Credit Maturity Date” shall mean August 12, 2012.
1.2	Amendments to Article 2: The Credits
          A. Section 2.13 of the Credit Agreement is hereby amended by (i) deleting the text in clauses (b), (c), (d) and (e) in its entirety, and inserting therefor after each such subsection "[Reserved]”.
          B. Section 2.21(a) (iv) of the Credit Agreement is hereby amended by deleting the following language in clause (z) thereof: “(z) in the case of a Non-Consenting Lender, the assignee shall provide the applicable consent at the time of the assignment and the Company shall require all other Non-Consenting Lenders to assign their interests, rights and obligations under this Agreement;” to the first proviso of such clause and inserting the following therefor:
“(z) in the case of a Non-Consenting Lender, the assignee shall provide the applicable consent at the time of the assignment pursuant to an assignment agreement that may be executed by the Administrative Agent on behalf of such Non-Consenting Lender and the
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Company shall require all other Non-Consenting Lenders to assign their interests, rights and obligations under this Agreement;”.
1.3	Amendments to Article 5: Company’s Affirmative Covenants
          A. Section 5.04(c) of the Credit Agreement is hereby amended by deleting the following text “, and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the Company’s calculation of Excess Cash Flow”.
          B. Section 5.09 of the Credit Agreement is hereby amended by inserting the following sentence after the third sentence of such Section:
“Notwithstanding the provisions above in this Section 5.09, no Foreign Subsidiary shall be required to execute and deliver the Guarantee Agreement or the Security Documents, and (ii) no capital stock or other equity interests of a Foreign Subsidiary shall be required to be pledged pursuant to the Pledge Agreement, in each case to the extent material adverse Tax consequences to the Company could reasonably be expected to result therefrom, it being understood and agreed that a pledge by the Company or a Domestic Subsidiary of 65% of the capital stock or other equity interests of a Foreign Subsidiary will not cause material adverse Tax consequences to the Company.”.
          C. Section 5.10 of the Credit Agreement is hereby amended by deleting the text of such Section and substituting “[Reserved]” therefor.
1.4	Amendments to Article 6: Company’s Negative Covenants
          A. Section 6.04(a) of the Credit Agreement is hereby amended by deleting clause (ii)(B) thereof in its entirety and substituting the following therefor:
“(B) the aggregate amount of equity investments made after the Closing Date pursuant to this clause (ii) by Loan Parties in Subsidiaries that are not Loan Parties shall not exceed $50,000,000 at any time outstanding;”.
          B. Section 6.04(d) of the Credit Agreement is hereby amended by substituting “$125,000,000” for “$75,000,000” in clause (ii) thereof.
          C. Section 6.04(g) of the Credit Agreement is hereby amended by deleting clause (i) thereof.
          D. Section 6.04(h) of the Credit Agreement is hereby amended by in inserting “and” immediately after “(C)” and deleting the following text contained therein:
“; and (D) the aggregate of the consideration paid in connection with all such acquisitions (including any Indebtedness of the Acquired Entity that is assumed by the Company or any Subsidiary following such acquisition) shall not exceed (w) if the Company’s Leverage Ratio calculated as provided under clause (iii) (B) above is greater than 3.0 to
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1.0, $50,000,000 in any fiscal year of the Company, (x) if the Company’s Leverage Ratio calculated as provided under clause (iii) (B) above is equal to or less than 3.0 to 1.0 but greater than 2.0 to 1.0, $100,000,000 in any fiscal year of the Company, (y) if the Company’s Leverage Ratio calculated as provided under clause (iii) (B) above is equal to or less than 2.0 to 1.0, $150,000,000 in any fiscal year of Company, and (z) $500,000,000 for all such acquisitions, provided, that the amounts may be increased by the amount of consideration for any such acquisition consisting solely of, or paid with the Net Cash Proceeds from the issuance of, common stock of the Company”.
          E. Section 6.05(b) of the Credit Agreement is hereby amended by substituting “$30,000,000” for “$20,000,000” in clause (ii) thereof.
          F. Section 6.06(a)(v) of the Credit Agreement is hereby amended by deleting the following text contained therein:
“(v) the Company and its Subsidiaries may make Restricted Payments in an amount not to exceed in the aggregate the sum of (a) $50,000,000 plus (b) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from October 31, 2005 to the end of the most recent fiscal quarter for which financial statements have been delivered to the Lenders pursuant to Section 5.04(a) or Section 5.04(b) prior to the date of such Restricted Payment plus (c) 100% of the Net Cash Proceeds of any Equity Issuance of Company common stock after the Closing Date not required to be used to prepay the Loans pursuant to Section 2.13(c) or used to finance a Permitted Acquisition.”;
and substituting the following text therefor:
“(v) the Company and its Subsidiaries may make Restricted Payments so long as (i) no Event of Default or Default shall have occurred and be continuing or would result therefrom, and (ii) the Company is and would be in compliance with the maximum Leverage Ratio covenant set forth in Section 6.12 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or Section 5.04(b) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate as if such transaction had occurred as of the first day of such period.”.
          G. Section 6.10 of the Credit Agreement is hereby amended by deleting the text of such Section and substituting “[Reserved]” therefor.
          H. Section 6.12 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:
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     “Section 6.12. Maximum Leverage Ratio. Permit the Leverage Ratio as of the end of any fiscal quarter to be greater than 3.25:1.00.”.
          Section 2. AMENDMENT TO THE PLEDGE AGREEMENT
2.1	Amendment to Section 1: Pledge
          A. Section 1 of the Pledge Agreement is hereby amended by inserting the following paragraph after the first paragraph thereof:
          “Notwithstanding anything herein to the contrary, no Foreign Subsidiary shall be required to execute and deliver this Agreement, and (ii) no Equity Interests of a Foreign Subsidiary shall be required to be pledged pursuant to this Agreement, in each case to the extent material adverse Tax consequences to the Company could reasonably be expected to result therefrom; it being understood and agreed that a pledge by the Company or a Domestic Subsidiary of 65% of the Equity Interests of a Foreign Subsidiary will not cause material adverse Tax consequences to the Company.”.
          Section 3. ACKNOWLEDGEMENT AND CONSENT
     Each of Company and each Guarantor (each individually a “Credit Support Party” and collectively, the “Credit Support Parties”) has read this Amendment and consents to the terms hereof and further hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, the guarantees and other obligations of such Credit Support Party under, and the Liens granted by such Credit Support Party as collateral security for the indebtedness, obligations and liabilities evidenced by the Credit Agreement and the other Loan Documents pursuant to, each of the Loan Documents to which such Credit Support Party is a party shall not be impaired by this Amendment and each of the Loan Documents to which such Credit Support Party is a party is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.
     Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Credit Agreement.
          Section 4. CONDITIONS TO EFFECTIVENESS
          This Amendment shall become effective only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Amendment Effective Date”):
Third Amendment to Credit Agreement

          A. Corporate Documents. On or before the Amendment Effective Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender), with respect to Company or such other Loan Party, as the case may be, the following:
          1. A good standing certificate from the Secretary of State of such Loan Party’s jurisdiction of organization, dated a recent date prior to the Amendment Effective Date;
          2. An officer’s certificate from the corporate secretary or assistant secretary of each Loan Party, in form and substance reasonably satisfactory to Administrative Agent and dated the Amendment Effective Date, certifying that (1) the organizational documents, (2) the resolutions of the board of directors or other governing body and (3) the signature and incumbency certificate of such Loan Party, in each case as delivered or reaffirmed to Administrative Agent on the Closing Date, are in full force and effect and have not been amended or modified in any respect since the Closing Date; and
          B. Amendment. Administrative Agent shall have received from (i) the Required Lenders; (ii) each Lender having Revolving Credit Commitments; and (iii) the Company and the other Credit Support Parties, (1) a counterpart of this Amendment signed on behalf of such party or (2) written evidence satisfactory to Administrative Agent (which may include an electronic PDF of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment.
          C. Pledge Supplement. Administrative Agent shall have received a fully executed Supplement No. 1 to the Pledge Agreement, in form and substance satisfactory to the Administrative Agent, and Company shall have delivered to Agent any stock certificates and stock powers required under the Loan Documents in connection therewith.
          D. Intercompany Note. Administrative Agent shall have received a fully executed amendment to or amendment and restatement of the Global Intercompany Note issued by Company on August 12, 2005, in form satisfactory to the Administrative Agent.
          E. Opinion of Counsel. Lenders shall have received copies of a favorable written opinion of John M. Nanos, Vice President — Strategic Transactions Counsel of the Company, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Amendment Effective Date, with respect to the due authorization, execution, delivery and enforceability of the Amendment, and the Credit Agreement and Pledge Agreement, as amended by this Amendment (collectively, the “Amendment Documents”) and no conflict with organizational documents, law, governmental orders and material agreements.
          F. Litigation. No action, suit, investigation, litigation or proceeding by any entity (private or governmental) before any court, arbitration or governmental authority shall be pending or, to the knowledge of Company, threatened with respect to this Amendment, any other
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Loan Document or any other documentation executed in connection herewith or with respect to the transactions contemplated hereby, or which could reasonably be expected to have a Material Adverse Effect.
          G. Fees and Expenses. Administrative Agent shall have received all of Administrative Agent’s reasonable costs and expenses as described in Section 9.05 of the Credit Agreement incurred by Administrative Agent (including, without limitation, the reasonable fees and disbursements of O’Melveny & Myers LLP) in connection with this Amendment, the Amendment Documents and the documents and transactions related hereto, and any fees separately agreed upon between Company and Administrative Agent.
          H. Completion of Proceedings. On or before the Amendment Effective Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
          Section 5. COMPANY’S REPRESENTATIONS AND WARRANTIES
          In order to induce Lenders and the Agents to enter into this Amendment and to amend the Credit Agreement and Pledge Agreement in the manner provided herein, Company represents and warrants to each Lender that the following statements are true, correct and complete:
          A. Authorization; Binding Obligations. Each Loan Party has all requisite organizational power and authority to enter into the Amendment Documents to which it is party. The execution, delivery and performance of the Amendment Documents to which its is party have been duly authorized by all necessary corporate action by each Loan Party. The Amendment Documents have been duly executed and delivered by each Loan Party party thereto and are the legally valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and by equitable principles relating to enforceability.
          B. No Conflict. The execution and delivery by the Loan Parties of the Amendment Documents will not (i) violate any provision of any law or any governmental rule or regulation applicable to the Loan Documents, the organizational documents of the Loan Parties or any order, judgment or decree of any court or other agency of government binding on the Loan Parties, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation of any Loan Party, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party (other than Liens created under any of the Loan Documents in favor of the Collateral Agent on behalf
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of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any contractual obligation of any Loan Party, except for such approvals or consents which will be obtained on or before the Amendment Effective Date and disclosed in writing to Lenders.
          C. Governmental Consents. The execution and delivery the Loan Parties of the Amendment Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body.
          D. Incorporation of Representations and Warranties From Credit Agreement. The representations and warranties contained in Article III of the Credit Agreement and Section 3 of the Pledge Agreement are and will be true, correct and complete in all material respects on and as of the Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.
          E. Absence of Default. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Default after giving effect to this Amendment.
          Section 6. MISCELLANEOUS
          A. Reference to and Effect on the Credit Agreement and the Other Loan Documents.
     (i) On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Amendment.
     (ii) On and after the Amendment Effective Date, each reference in the Pledge Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Pledge Agreement, and each reference in the other Loan Documents to the “Pledge Agreement”, “thereunder”, “thereof” or words of like import referring to the Pledge Agreement shall mean and be a reference to the Pledge Agreement, as amended by this Amendment.
     (iii) Except as specifically amended by this Amendment, the Credit Agreement, the Pledge Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
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     (iv) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under, the Credit Agreement, the Pledge Agreement or any of the other Loan Documents.
          B. Fees and Expenses. Company acknowledges that all costs, fees and expenses as described in subsection 9.05 of the Credit Agreement incurred by Administrative Agent and its counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of Company.
          C. Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.
          D. Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
          E. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BANK OF AMERICA, N.A., as the Administrative Agent, Collateral Agent, Swingline Lender, Issuing Bank and Lender
By:	/s/ Colleen M. Briscoe
Name:	Colleen M. Briscoe
Title:	Senior Vice President

FLOWSERVE CORPORATION
By:	/s/ Paul W. Fehlman
Name:	Paul W. Fehlman
Title:	Vice President and Treasurer

CREDIT SUPPORT PARTIES
(for purposes of Sections 2 and 3):

FLOWSERVE US INC. FLOWSERVE INTERNATIONAL, INC. FLOWSERVE MANAGEMENT COMPANY BW/IP-NEW MEXICO, INC. FLOWSERVE HOLDINGS, INC. PMV-USA, INC.
By:	/s/ John M. Nanos
Name:	John M. Nanos
Title:	Vice President

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ADDITIONAL CREDIT SUPPORT PARTY
(for purposes of Sections 2 and 3):

FLOWSERVE HOLDINGS II LLC
By:	/s/ John M. Nanos
Name:	John M. Nanos
Title:	Vice President

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, as Lender
By:	/s/ Required Lenders
Name:
Title:

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